UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
February 5, 2008
CRAFTMADE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-26667 (Commission File No.)	75-2057054 (IRS Employer Identification No.)
650 South Royal Lane, Suite 100
Coppell, Texas 75019
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 393-3800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 5, 2008, the board of directors (the “Board”) of Craftmade International, Inc. (the “Company”) and Mr. William E. Bucek, a director of the Company, entered into a consulting agreement (the “Agreement”) in which Mr. Bucek will (i) work with the Company’s senior management to oversee the successful integration of the recent acquisition of Woodard, LLC, (ii) work with the Company’s senior management to develop a strategic marketing and sales plan, (iii) assist the Board by evaluating the Company’s members of senior management to determine any candidates for Chief Executive Officer and (iv) help facilitate the retirement of James. R. Ridings from the position of Chief Executive Officer of the Company. The term of the agreement is until June 30, 2008.
Mr. Bucek, age 69, has served as a director of the Company since October 2002. He is the founder of Double B Foods, Inc., a Texas corporation, serving as President from 1971 until 1999, served as Chairman of the Board and Chief Executive Officer until 2007. Mr. Bucek has been a Director of Hill Bank & Trust, Weimar, Texas, since 1994. Mr. Bucek received a B.S. degree from Rice University in 1960.
Mr. Bucek will resign his positions as Chairman and member of the Company’s Nominating Corporate Governance Committee and as a member of the Audit Committee, Compensation Committee and Qualified Legal Compliance Committee of the Company. Mr. Lary Snodgrass will assume the role as Chairman of the Company’s Nominating and Corporate Governance committee.
The foregoing is a summary of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 99.1 hereto.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Consulting agreement dated February 5, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFTMADE INTERNATIONAL, INC.
Date: February 11, 2008	By:	/s/ J. Marcus Scrudder
J. Marcus Scrudder
Chief Financial Officer